UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 22, 2017

Intrepid Potash, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34025	26-1501877
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

707 17th Street, Suite 4200

Denver, Colorado  80202

(Address of principal executive offices, including zip code)

(303) 296-3006

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 210.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) and (c)            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 22, 2017, Brian D. Frantz, Senior Vice President and Chief Accounting Officer of Intrepid Potash, Inc. (“Intrepid,” “we,” “us,” or “our”), submitted his resignation effective as of April 7, 2017, to pursue another career opportunity.  Mr. Frantz serves as our principal financial officer and principal accounting officer.

On March 23, 2017, our Board of Directors appointed Joseph G. Montoya as Vice President and Chief Accounting Officer effective as of April 7, 2017.  Mr. Montoya will serve as our principal financial officer and principal accounting officer.  Mr. Montoya, 50, has served as our Controller since May 2016 and served as Divisional Controller of our New Mexico operations from April 2014 to May 2016. Prior to joining Intrepid, Mr. Montoya was Chief Financial Officer of Stoneside LLC, a private company specializing in custom window coverings, from July 2013 to April 2014.  From 2011 to June 2013, Mr. Montoya was Vice President of Internal Audit for Molycorp Inc., a public company in the rare earths mining industry. From 2005 to 2011, Mr. Montoya was Vice President of Internal Audit for Tomkins, plc, a UK-based public company primarily in the original equipment automotive parts manufacturing industry.  From 2002 to 2005, Mr. Montoya served as Plant Controller, Regional Controller, and Director of Financial Planning and Analysis for Cenveo, Inc., a public company in the printing industry. Prior to joining Cenveo, Mr. Montoya was a manager at the international public accounting firm of Arthur Andersen, LLP.

In connection with Mr. Montoya’s appointment, the Compensation Committee of our Board of Directors approved the following compensation for Mr. Montoya effective as of April 7, 2017: annual base salary of $200,000; short-term incentive target of 20% of salary; and long-term incentive target of 20% of salary.

Item 9.01(d)                                                                            Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release dated March 24, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREPID POTASH, INC.

Dated: March 24, 2017	By:	/s/ Margaret E. McCandless
Margaret E. McCandless
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of dated March 24, 2017.